Exhibit 10.2

P3K Master Services Agreement and

Consulting Services Contract

TERMS OF MSA			3

1.	SCOPE		3

2.	DEFINITIONS		3

3.	PRODUCTS AND SERVICES		4

4.	RETAINER:		4

5.	PAYMENT AND INVOICING		5

6.	P3K AS INDEPENDENT CONTRACTOR		5

	6.1	SOFTWARE	5

	6.2	HARDWARE	5

7.	RECURRING SERVICE(S)		6

	7.1	MONITORING	6

	7.2	MANAGEMENT	7

	7.3	SUPPORT	7

	7.4	SECURITY	7

	7.5	DATA/CONNECTIVITY/BACKUP/SECURITY ISSUES	7

	7.6	RECOMMENDATIONS LIMITATIONS	8

8.	WARRANTIES		9

9.	LIABILITY		8

10.	INDEMNITY		9

11.	TERMINATION		9

12.	CONFIDENTIALITY		9

13.	INTELLECTUAL PROPERTY		10

14.	SUBORDINATE AGREEMENTS		10

15.	GOVERNING LAW		10

16.	CONFLICT RESOLUTION		10

17.	ACKNOWLEDGE		10

MASTER SERVICES AGREEMENT

This agreement is entered by and between P3K, LLC (P3K) located at 935 W Chestnut St., Suite 206, Chicago, IL, 60642, and Salt Platform, LLC (Salt) located at 707 17th Street, Denver, CO 80202 in accordance with this Master Services Agreement (MSA).

RECITALS

WHEREAS, P3K is engaged in the business of providing a full range of information technology products and services; and

WHEREAS, Salt desires to retain P3K to provide information technology products and services;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree and are subject to the following:

TERMS OF MSA

1.	SCOPE

The present MSA contains the terms, conditions and provisions that will regulate all relationships between P3K and Salt. This document becomes applicable and enforceable once an active engagement occurs by and between Salt and P3K. The MSA shall change only when both parties mutually agree in writing to the change. In this event, and at this point, the new agreement shall supersede any previous terms of services previously agreed to, published, or executed between the parties. Each party is responsible for maintaining a record of the current, fully executed MSA.

2.	DEFINITIONS

In order to have a better understanding, interpretation, and application of this MSA, the following words will have the following meanings:

Engagement: An Engagement is any direct, implied, or indirect relationship with P3K. An active engagement is established once P3K and Salt make any form of contact.

Invoice: An Invoice is the aggregate of listed Billing Items extended to Salt. It will have a date of issuance, due date, and other elements to describe to Salt what money is owed and for what reason under the mutually agreed upon terms of APPENDIX A-TERMS OF ENGAGEMENT (APPENDIX A).

Post (Billing): Post (Billing) is the process of passing Labor, Material, or any billing item through the accounting process. Posted Items impact the profit and loss position of the relationship by and between Salt and P3K. Only posted billing items will generate an invoice to Salt.

MSA

Contracts: Contracts are the billing configuration(s) set by P3K for the Salt Limited The term Contract, and Agreement are used interchangeably.

Ticket: A Ticket is the primary vehicle in which service is performed on behalf of Salt. Tickets contain billable labor, Materials, Charges, Expenses, etc.

Project: A Project is very similar in behavior to a Ticket but contains more robust management and billing components. Like a Ticket, a Project contains billable labor, Materials, Charges, Expenses, etc.

Resource: A resource is an employee, subcontractor, or otherwise human resource under the management and sale of P3K, made available to Salt. Each Resource is assigned a Role within the organization.

Role: A Role is a predefined capacity and title assigned to Resources within P3K. Roles are assigned billing rates and applied to Contracts.

Confidential Information: Confidential Information means any non-public information of the parties hereto relating to its business activities, financial affairs, technology, marketing or sales plans that is disclosed to, and received by, the other party pursuant to the Agreement. Confidential Information includes, but is not limited to, the terms and pricing of the Agreement. Confidential Information shall not include information which: (i) is or becomes public knowledge through no breach of the Agreement by the receiving party, (ii) is received by recipient from a third party not under a duty of confidence, or (iii) is already known or is independently developed by the receiving party without use of the Confidential Information.

3.	PRODUCTS AND SERVICES

During the Term of this Agreement, P3K will provide its Products and Services to Salt in accordance with the provisions herein. The Products or Services to be performed, fees, and other specific information mutually agreed upon by the parties, shall be more fully described in APPENDIX A. If applicable, and as stated in APPENDIX A, in the event P3K purchases any parts, computers, servers, equipment or third-party services, to execute the mutually agreed upon terms, Salt agrees to reimburse P3K for such expenses that have been pre-approved in writing, pursuant to the invoicing terms. Unless terminated early pursuant to Section 11, the Term of this Agreement shall be one year and shall automatically renew for successive one-year terms unless a party provides notice of termination 60 days prior.

4.	RETAINER:

Salt has agreed to prepay $40,000 to P3K, within 30 days of the date this Agreement is signed and pursuant to APPENDIX A. This retainer is to be applied to labor. The value of the Retainer is only redeemable towards labor. Labor shall be performed according to APPENDIX A. This is a Fixed Price MSA, the terms of which are detailed in APPENDIX A. The remainder shall be due upon deliverable terms detailed in APPENDIX A.

MSA

5.	PAYMENT AND INVOICING

Salt will pay all applicable rates and fees set forth in the MSA, as stated in APPENDIX A. All invoices are due for payment 30 days after their issuance unless otherwise specified in the invoice. Any payments not received by the Due Date will be past due and subject to interest of at least 1.5% of the monthly invoiced amount or the highest rate permitted by applicable law, whichever is lower.

6.	P3K AS INDEPENDENT CONTRACTOR

It is understood that P3K is acting as an independent contractor and not as an employee of Salt in providing the services set forth in this agreement. P3K has the sole discretion to retain qualified subcontractors, third parties, or vendors to provide additional services required to complete work under this contract. Salt authorizes P3K to act as an agent with Salt, to facilitate relationships and necessary services. P3K shall not be responsible for, and Salt shall release P3K and its employees and members from any liability or damage caused by subcontractors, third parties or vendors. P3K may act as an authorized agent of Salt, in order to successfully complete the delivery of products or services in accordance with the mutually agreed upon terms set forth in APPENDIX A. P3K shall control the conditions, time, details, and means by which P3K performs the services. P3K has no authority to commit, act for or on behalf of Salt, or to bind Salt to any obligation or liability. P3K shall not be eligible for and shall not receive any employee benefits from Salt and shall be solely responsible for the payment of all taxes, FICA, federal and state unemployment insurance contributions, state disability premiums, and all similar taxes and fees relating to the fees earned by P3K hereunder.

6.1	SOFTWARE

Salt understands that delivery of any service may involve the use of software owned by P3K or third parties (“Software”) under license agreements with P3K and Salt, shall not cause or permit reverse engineering, disassembly or recompilation of any software provided by P3K. Title to software provided by P3K shall not pass to Salt. Salt shall agree to abide by all other terms governing the use of such software. P3K makes no representations or guarantees whatsoever with regard to such third party software. Salt, shall acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States, the European Union, the United Nations and other jurisdictions. Salt shall not export or re-export any such items or any direct product thereof or undertake any transaction or service in violation of any such laws or regulations.

6.2	HARDWARE

If applicable, and as stated in APPENDIX A, if the service provided by P3K includes access to or the use of equipment or software provided by P3K or its licensors ("P3K Equipment") that will be located at Salt premises or other non-P3K location ("THE CLIENT Site(s)"), Salt shall: (a) at its expense, provide secure, suitable space and power supply as necessary for the installation and operation of P3K Equipment; (b) ensure that P3K, its agents and subcontractors have appropriate access to enable P3K to install, maintain and disconnect the P3K Equipment; (c) not, nor permit others to, move, modify, or attempt to repair the services or P3K Equipment or interfere with the maintenance thereof; (d) not assert any ownership interest whatsoever in P3K Equipment and shall keep P3K Equipment free and clear from all liens, claims and encumbrances; (e) use all P3K Equipment in accordance with the MSA (f) bear the entire risk of loss or damage to the P3K Equipment at THE CLIENT Site(s); and (g) upon any termination of the applicable service, provide all necessary cooperation to allow P3K to remove P3K Equipment.

MSA

7.	RECURRING SERVICE(S)

If applicable, and as stated in APPENDIX A, recurring Contracts containing Services or Bundles will begin on the first of the month and partial months will be billed for the first and last months of service. Billing for services will be effective the date of installation, configuration, or reasonable discretion by P3K. Salt or P3K may terminate Recurring Services at any time barring any obligation due to a vendor or other binding agreement as outlined in APPENDIX A. P3K shall provide the services (a) in accordance with the terms and subject to the conditions set forth in this Agreement; (b) using personnel of required skill, experience, licenses, and qualifications; (c) in a timely, workmanlike, and professional manner; (d) in accordance with generally recognized industry standards in P3K’s field; and (e) to the reasonable satisfaction of Salt.

7.1	MONITORING

If applicable, and as stated in APPENDIX A., Monitoring Recurring Services provided by P3K include monitoring criteria, metrics, data, etc. that is reasonably able to be monitored and reported to P3K. Monitoring Services provided by P3K shall not guarantee a reduction or preemptive resolution to issues or losses sustained by Salt. Salt, hereby shall agree that monitoring services are not an implied guarantee of protection or elimination of faults. Salt, shall acknowledge and shall agree that monitoring services are only intended to make reasonable attempts to actively monitor systems where able. Salt shall agree that P3K will monitor these systems according to its available resources and means. Salt shall accept any response or none at all, by P3K for a monitoring event or alert. Salt, shall agree and acknowledge that the monitoring service applies directly to the described service subscribed to by Salt, and any question to the scope lies with P3K’s discretion. P3K at its discretion may monitor services of Salt without notice. Salt, must explicitly request an opt out of its service sending monitoring data to P3K. Salt, must explicitly request receipt of monitoring related alerts. P3K shall not collect or maintain information regarding Salt customer’s personal information (“Customer PI”). If P3K inadvertently collects Customer PI, it shall promptly delete or anonymize such information and notify Salt of such actions. If P3K is subject to a data breach that includes any information monitored under this Agreement, it shall promptly notify Salt, and in case no later than 48 hours of discovering the breach.

MSA

7.2	MANAGEMENT

If applicable, and as stated in APPENDIX A., Management Recurring Services provided by PK3, include monitoring recurring services in addition to reasonable management functions where the nature of the system is not significantly supported, repaired, installed, upgraded, or reassigned. In addition it includes the installation of routine patches, updates, fixes, and security updates (“Patches”) as they are installed successfully and ably from the corresponding vendor or manufacturer. Manual installation of patches is included where P3K is made aware of the necessity and availability of said patch. The installation of patches shall not guarantee either in time or reliability. P3K, shall not be responsible for patches that are not installed, not able to be installed, or where the installation results in damage to the system. Salt shall agree and acknowledge that the management service applies directly to the described service subscribed to by Salt and any question to the scope lies with P3K’s commercially reasonable discretion.

7.3	SUPPORT

If applicable, and as stated in APPENDIX A., Support Recurring Services provided by P3K include support, repair, installation, upgrade, reassignment, etc. as intended by the Original Equipment Manufacturer (OEM). Salt, shall agree and acknowledge that the support service applies directly to the described service subscribed to by Salt and any question to the scope lies with P3K’s discretion. Support Recurring Service includes the corresponding management service where applicable and at P3K’s commercially reasonable discretion.

7.4	SECURITY

If applicable, and as stated in APPENDIX A., Security Recurring Services whereby the nature of the service is security by P3K includes antivirus, anti-malware, anti-spam, firewall, filtering, scanning, etc. Salt shall agree and acknowledge that security services are not a guaranteed protection. Salt shall agree and acknowledges that P3K is not liable for any failings by security services to protect Salt. Salt shall agree and acknowledge that the security service applies directly to the described service subscribed to by Salt and any questions to the scope lies with P3K’s commercially reasonable discretion.

7.5	DATA/CONNECTIVITY/BACKUP/SECURITY ISSUES

If applicable, and as stated in APPENDIX A., In the event that Salt engages P3K to provide services with respect to security of Salt’s network or data, Salt shall remain liable for the security of Salt’s network and data. Salt acknowledges that the services endeavor to mitigate security incidents, but such incidents may not be mitigated entirely or rendered harmless. Salt should consider any particular service as just one tool to be used as part of an overall security strategy and not a guarantee of security. In no event shall P3K be liable for any damages resulting from security breaches regarding Salt’s network or data. P3K shall use reasonable efforts to make available to Salt at all times the server and the services but shall not, in any event, be liable for interruptions of service or down-time. Salt shall be responsible for backup and other protection of its data against loss, damage, or destruction. P3K shall have no obligation or liability with respect to lost, damaged, or destroyed data. Salt shall acknowledge that P3K shall not be responsible for the security of the contents of e-mail sent or received by Salt. P3K shall not liable for non-receipt, non-delivery or misrouting of e-mail or any other failure of the e-mail system.

MSA

7.6	RECOMMENDATIONS LIMITATIONS

If applicable, and as stated in APPENDIX A., P3K recommendations are made to improve Salt’s functionality, reliability, security, etc. and are given based upon P3K’s industry knowledge. Should P3K not deliver a recommendation or Salt decide not to implement P3K recommendations, Salt acknowledges that P3K shall not be liable in any way for the impact related to such failure to implement or provide such recommendations.

8.	WARRANTIES

Except for the warranty expressly set forth herein, the services and any related products, software and other materials provided by P3K in connection with the services, shall be provided without any warranties or representations of any kind, whether statutory, express or implied, including but not limited to, warranties of title, non-infringement, merchantability, fitness for a particular purpose, accuracy, completeness or any results to be achieved therefrom. P3K shall make no warranties or representations concerning the compatibility of software or equipment or any results to be achieved therefrom or that any service will be free from loss or liability arising out of any third party technology, any third party action such as hacking, or any act or omission of Salt including failure to encrypt, and P3K shall have no responsibility therefore.

9.	LIABILITY

Any imposed liability extending to Salt from outside parties shall stop with Salt and shall not extend to P3K. Therefore, P3K shall assume no liability on behalf of Salt. P3K shall not be liable for damage or perceived damage to Salt as a consequence of direct or indirect products or services provided by P3K or the lack thereof, unless due to P3K’s negligence, willful misconduct, or breach of this Agreement. P3K shall not be liable for, and Salt shall not make any claim for any indirect, incidental, special, consequential, punitive, or exemplary damages (even if P3K has been advised of the possibility of such damages), including without limitation, any lost or imputed profits or revenues, lost data, damages to software of firmware, or cost of procuring or transitioning to substitute services

MSA

10.	INDEMNITY

Salt shall indemnify, defend and hold P3K and its suppliers harmless from any and all third party claims, losses, damages, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, or liabilities arising from or related to the use or resale of any product or service provided by P3K. P3K shall indemnify, defend and hold Salt harmless from any and all third party claims, losses, damages, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, or liabilities arising out of or occurring in connection with P3K’s negligence, willful misconduct, or breach of this Agreement. P3K shall not enter into any settlement without Salt’s prior written consent.

11.	TERMINATION

In case Salt decides to terminate the MSA for any reason, such termination will not relieve Salt’s duty to pay for the products delivered, services actually performed, or expenses incurred pursuant to any existent engagement between the parties.

Upon 60 days’ notice, P3K may suspend any of the services or terminate the MSA in the following situations:

1.	Immediately upon an overdue invoice;

2.	Upon notice in the event of any violation of the provisions of the present MSA;

3.	If Salt becomes insolvent, makes an assignment for the benefit of creditors, or if any bankruptcy proceeding is begun by or against Salt

4.	In the event that a party ceases to make such Service available.

In addition, Salt may terminate the MSA at its own discretion and with written notice. Salt may terminate the MSA by written notice of discontinued use of P3K’s products and services. Salt shall make P3K aware that the engagement by and between the parties has been concluded. P3K will make every reasonable attempt to cancel products and services but Salt will be held responsible for any billing valid until P3K furnishes a Notice of Separation or similarly indicated notice where applicable.

12.	CONFIDENTIALITY

Neither party shall, without the prior written consent of the other party, use or disclose the Confidential Information (as defined above) of the other party during the Term of this MSA and for 2 years following the expiration or termination hereof. Each party will take all reasonable precautions to protect the other party's Confidential Information, using at least the same standard of care as it uses to maintain the confidentiality of its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information: to any consultants, contractors, and counsel who have a need to know in connection with this MSA and pursuant to all applicable laws, regulations, or judicial requests, including corporate or securities law disclosures. Upon Salt’s request, P3K shall promptly return all documents and other materials received from Salt. Salt shall be entitled to injunctive relief for any violation of this Section.

MSA

13.	INTELLECTUAL PROPERTY

Nothing in the MSA or the performance thereof shall convey, license, or otherwise transfer any right, title, or interest in any intellectual property or other proprietary rights held by either party or its licensors. P3K intellectual property and proprietary rights include any skills, know-how, modifications, or other enhancements developed or acquired in the course of configuring, providing, or managing the Service. Each party shall agree that they shall not, directly or indirectly, reverse engineer, decompile, reproduce or otherwise attempt to derive source code, trade secrets, or other intellectual property from any information, material, or technology of the other party or its licensors.

14.	SUBORDINATE AGREEMENTS

The parties may subscribe to mutually agreed upon subordinate agreements to the present MSA in order to specify the terms and conditions of the products or services to be provided by P3K to Salt. Such agreements could consist of, but are not limited to, Service Level Agreements (SLA), Retainer Agreements (RA), Recurring Services Agreements (RSA), Managed Services Agreements (MSA), Block Hours Agreements (BHA), Fixed Price Agreements (FPA), etc. Any such agreement that is mutually agreed upon shall be added to APPENDIX A. The provisions contained in this MSA will regulate any subordinate agreements entered by and between the parties.

15.	GOVERNING LAW

This MSA shall be governed by and construed in accordance with the laws of the State of Colorado and subject to the courts of Denver, Colorado, without regard to its principles for resolving conflicts of law. The parties agree that the substantive laws of the State of Colorado shall govern the existence, validity, and interpretation of this AGREEMENT, without regard to choice of law principles.

16.	CONFLICT RESOLUTION

Any conflict that may arise between P3K and Salt., which might require mediation, arbitration, litigation, etc. shall occur in or about Denver, Colorado.

17.	ACKNOWLEDGE

The content of this agreement was read by both parties and make them aware of the legal scope and effect thereof.

MSA

Any notices given in connection with this agreement will be in writing and delivered personally, sent by internationally recognized courier services or emailed to the relevant party at the addresses below or to such other address or email address as that party may notify to the other party:

P3K:      Joseph Perry

935 W Chestnut #206

Chicago, IL 60642

joe@p3kgroup.com

Salt:

Address: P.O. Box 8350, Denver, CO 80201

Email: justin.english@saltlending.com

Marked for the attention of: Justin English and General Counsel, Legal

MSA

P3K LLC Name: Joe Perry Title: CEO Signature: ___________________________ Date: 7/27/2020	Salt Platform, LLC By: Salt Blockchain Inc., its sole member Name: Justin English Title: CEO Signature: ___________________________ Date: 7/27/2020